UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)
January 31, 2011
KING PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Tennessee (State or other jurisdiction of incorporation)	001-15875 (Commission File Number)	54-1684963 (I.R.S. Employer Identification No.)
501 Fifth Street, Bristol, Tennessee 37620
(Address of principal executive offices)
Registrant’s telephone number, including area code: (423) 989-8000
Former name or former address, if changed since last report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
     On January 31, 2011, in connection with the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 11, 2010, among Pfizer Inc., a Delaware corporation (“Pfizer”), King Pharmaceuticals, Inc., a Tennessee corporation (“King”), and Parker Tennessee Corp., a Tennessee corporation and a wholly owned subsidiary of Pfizer (“Merger Sub”), King voluntarily terminated the Credit Agreement, dated as of May 11, 2010 (the “Credit Agreement”), among King, Credit Suisse AG, as administrative agent, collateral agent and swingline lender, and the other banks and financial institutions party thereto.
     A description of the terms and conditions of the Credit Agreement can be found in King’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (“SEC”) on May 14, 2010, which is incorporated by reference into this Item 1.02.
     Certain of the lenders under the Credit Agreement, or their affiliates, have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for King, its subsidiaries and certain of their affiliates, for which they receive customary fees and commissions.
     King did not incur any penalties in connection with the early termination of the Credit Agreement.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.
     The consummation of the Offer (as defined in Item 5.01 below) on January 31, 2011 constituted a “Fundamental Change” under the Indenture, dated as of March 29, 2006 (the “Indenture”), relating to King’s 1 1/4% Convertible Senior Notes Due 2026 (the “Convertible Senior Notes”). As a result, holders of the Convertible Senior Notes have the right to require King to repurchase their Convertible Senior Notes at their principal amount plus any accrued and unpaid interest on a date (the “Fundamental Change Purchase Date”) specified by King in accordance with the terms of the Indenture (the “Repurchase Right”). King has designated March 3, 2011 as the Fundamental Change Purchase Date.
     In connection with the anticipated consummation of the Merger (as defined in Item 5.01 below), holders of the Convertible Senior Notes also have the right to convert their Convertible Senior Notes for cash at the then applicable conversion rate under the Indenture (subject to any adjustments provided for therein) (the “Conversion Right”). Holders of the Convertible Senior Notes may exercise the Conversion Right at any time until thirty (30) days following the effective date of the Merger.
     Assuming that each holder of Convertible Senior Notes exercised the Repurchase Right, King would be obligated to make aggregate payments of approximately $402,111,111.

Item 5.01	Changes in Control of Registrant.
     As previously announced, pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock, no par value per share, of King (the “Shares”), for $14.25 per Share net to the selling shareholder in cash, without interest and less any required withholding taxes, upon the terms and conditions set forth in the Offer to Purchase dated October 22, 2010 and the related Letter of Transmittal. The Offer is described in a Tender Offer Statement on Schedule TO filed by Pfizer and Merger Sub with the SEC on October 22, 2010, as amended.
     On January 31, 2011, Pfizer announced the successful completion of the Offer. According to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, at 5:00 p.m., New York City time, on Friday, January 28, 2011, a total of approximately 230,719,938 Shares were validly tendered and not validly withdrawn in the Offer. On January 31, 2011, Merger Sub accepted for payment all such Shares validly tendered and not validly withdrawn in the Offer. Following the acceptance of such Shares, Pfizer and Merger Sub owned approximately 92.5% of the total Shares. The aggregate purchase price for such Shares paid by Pfizer and Merger Sub was approximately $3.3 billion. Pfizer funded the acquisition from existing cash balances and cash equivalents.
     As a result of the acceptance of such Shares in the Offer, a change in control of King occurred and King became a majority-owned subsidiary of Pfizer.
     Pfizer intends to complete its acquisition of King by effecting a short form merger on or about February 28, 2011 in accordance with the provisions of the Tennessee Business Corporation Act whereby Merger Sub will merge with and into King, with King continuing as the surviving corporation and a wholly owned subsidiary of Pfizer (the “Merger”). Each Share outstanding immediately prior to the effective time of the Merger that has not been accepted for payment pursuant to the Offer (other than Shares held by Pfizer or any subsidiary of Pfizer, including Merger Sub, which Shares will be cancelled without any conversion) will, at the effective time of the Merger, be converted into the right to receive $14.25 per Share net to the shareholder in cash, without interest and less any required withholding taxes. Following the Merger, the Shares will no longer be listed on the New York Stock Exchange.

     The disclosure contained in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 31, 2011, in connection with the completion of the Offer and pursuant to the terms of the Merger Agreement, Pfizer became entitled to designate a number of individuals to the King Board of Directors (the “Board”) that constitute a majority of the Board. In accordance with the terms of the Merger Agreement, the following directors resigned from the Board effective as of the completion of the Offer on January 31, 2011: Kevin S. Crutchfield; Earnest W. Deavenport, Jr.; Philip A. Incarnati; Gregory D. Jordan; D. Greg Rooker; and Derace L. Schaffer, M.D. Following the effectiveness of such resignations, in accordance with the terms of the Merger Agreement, the Board decreased the number of directors from ten to nine and filled the remaining vacancies created by such resignations by appointing the following designees of Pfizer to serve as directors of King: Douglas Giordano; Matthew Lepore; Kristin Peck; David Reid; and Bryan Supran.

Item 8.01	Other Events.
     In connection with the Repurchase Right described in Item 2.04 above, on January 31, 2011 the Company commenced a tender offer to repurchase any and all of its outstanding Convertible Senior Notes (the “Convertible Notes Tender Offer”) pursuant to the terms and conditions of the Fundamental Change Notice and Offer to Purchase, dated January 31, 2011 (as it may be amended and supplemented from time to time), attached as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO-I filed by King with the SEC on January 31, 2011 and incorporated herein by reference. The Convertible Notes Tender Offer is expected to expire at 11:59 p.m., New York City time, on February 28, 2011 and all Convertible Notes validly tendered and not validly withdrawn prior to such expiration will be purchased by King on the Fundamental Change Purchase Date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KING PHARMACEUTICALS, INC. Registrant
February 4, 2011	By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer